To the Board of Directors
National Lampoon Inc. and Subsidiaries

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in this Registration Statement of National Lampoon Inc. and Subsidiaries, on Form SB-2A to be filed with the Commission on or about May 26, 2005 of our Independent Registered Public Accounting Firm’s Report dated October 7, 2004 covering the consolidated financial statements of National Lampoon Inc. and Subsidiaries for each of the two years in the period ended July 31, 2004.

We also consent to the reference to us as experts in matters of accounting and auditing in this amended registration statement.

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
May 26, 2005